Exhibit (d)(3)

AMENDED AND RETATED

WAIVER AND REIMBURSEMENT AGREEMENT

This Amended and Restated Waiver and Reimbursement Agreement (“Agreement”) dated as of the 22nd day of February, 2011 by and between The Commerce Funds (“Commerce”), a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended, and Commerce Investment Advisors, Inc. (the “Adviser”), a Missouri corporation that serves as an investment adviser to each portfolio of Commerce pursuant to the Amended and Restated Advisory Agreement between the Adviser and Commerce dated as of November 18, 2010.

BACKGROUND

The parties to this Agreement wish to limit investment advisory or other fees and/or reimburse expenses of each of the portfolios of Commerce set forth on Exhibit A hereto in order to improve the performance of each such portfolio. The parties also wish to terminate the Amended and Restated Waiver and Reimbursement Agreement dated as of February 9, 2010.

AGREEMENT

THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. The Adviser shall waive all or a portion of its investment advisory fees and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the portfolios of Commerce set forth on Exhibit A hereto shall not exceed the amounts set forth on Exhibit A.

2. The Adviser acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees that are the subject of this Agreement at any time in the future.

3. This Agreement is effective as of March 1, 2011 and will remain in effect through March 1, 2012 (the “Initial Term”). Thereafter, this Agreement will automatically renew for successive one-year terms (each such one year period a “Renewal Year”). This Agreement may be terminated, as to any succeeding Renewal Year, by either party upon 60 days’ written notice prior to the end of the current Initial Term or then current Renewal Year.

4. Except as modified herein, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed.

5. The Amended and Restated Waiver and Reimbursement Agreement dated as of February 9, 2010 is hereby terminated.

6. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE COMMERCE FUNDS		COMMERCE INVESTMENT ADVISORS, INC.

By:	/s/ William R. Schuetter	By:	/s/ William R. Schuetter
Name:	William R. Schuetter	Name:	William R. Schuetter
Title:	President	Title:	President

Exhibit A

The Commerce Funds

Name of Portfolio	Total Annual Operating Expenses

Bond Fund	0.88%

National Tax-Free Intermediate Bond Fund	0.70%

Missouri Tax-Free Intermediate Bond Fund	0.70%

Kansas Tax-Free Intermediate Bond Fund	0.70%

Short-Term Government Fund	0.68%

Growth Fund	1.13%

Value Fund	0.70%